WINTHROP REALTY TRUST

AT THE COMPANY

Carolyn Tiffany
Chief Operating Officer
(617) 570-4614

Winthrop Realty Trust Announces Pricing of Public Offering of 17 Million Common
                                     Shares

      BOSTON, October 30, 2006 Winthrop Realty Trust (NYSE: FUR) ("Winthrop") today announced the pricing of 17 million newly issued common shares of beneficial interest at a price of $6.00 per share. The 17 million shares represents an increase by 2 million shares from Winthrop's previously announced public offering of 15 million shares. Winthrop has granted the underwriters a 30-day overallotment option to sell up to an additional 2.55 million shares.

      The sole book-running manager for this offering is Bear, Stearns & Co. Inc. KeyBanc Capital Markets, a division of McDonald Investments Inc., Stifel, Nicolaus & Company, Incorporated and BB&T Capital Markets, a division of Scott & Stringfellow, Inc. are acting as co-managers. Copies of the final prospectus supplement and the prospectus relating to the offering may be obtained from the offices of Bear, Stearns & Co. Inc. at 383 Madison Avenue, New York, New York 10179 Attention: Prospectus Department (631) 274-8321. The prospectus supplement and accompanying prospectus related to the offering will also be filed with the Securities and Exchange Commission and will be available on the SEC's website at www.sec.gov as well as Winthrop's website at www.winthropreit.com.

      This communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which the offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of that state.

      Winthrop is a NYSE-listed real estate investment trust (REIT) headquartered in Boston, Massachusetts.

Forward-Looking Statements

      Certain statements contained herein may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, risks associated with the timing of and costs associated with property improvements, financing commitments and general competitive factors.